Exhibit 10.1
September 28, 2021

HAND DELIVERED
PERSONAL AND CONFIDENTIAL

Mr. James N. Ludwig
901 44th St., SE
Grand Rapids, MI 49508

Re: Voluntary Mutual Separation Agreement

Dear James:

This letter shall serve as the voluntary mutual separation agreement between you and Steelcase Inc. (the “Agreement”). As used in this Agreement, the term “Steelcase” or “Company” shall include Steelcase Inc., its divisions, subsidiaries, affiliates, joint ventures and past, present or future officers, directors, shareholders, employees, agents and representatives.

In consideration of certain payments and benefits offered by the Company, you have agreed to make certain commitments as set forth herein. By signing below, you agree that the payments and benefits being offered by the Company are not something you are entitled to and they constitute adequate and sufficient consideration for all of the commitments being made herein. This Agreement fully and finally concludes the employment relationship between you and the Company on the terms and conditions that follow:

1. Effective Date of Separation. Your last day employed with the Company will be recorded as December 31, 2021, you will be paid through this date and your regular benefits (including, but not limited to life, medical and dental insurance coverage) will remain in effect through this date. Between the date this Agreement is presented to you and your last day employed with the Company, you will be required to exhaust all of your unused regular earned vacation and personal days. Between the date this Agreement is presented to you and your last day employed with the Company, you are expected to perform the work associated with your role or otherwise assigned to you by Sara Armbruster or Allan Smith. In the event of your willful and continued failure to perform substantially all of your duties with the Company or the willful engaging by you in illegal conduct or gross misconduct, you will no longer be eligible for the terms and conditions (including without limitation the severance payments and benefits referenced in section 2) set forth in this agreement and your last day worked will be determined by the Company and before December 31, 2021.

2. Severance Payments and Benefits. As consideration for your obligations under this Agreement, including the restrictive covenants provided in section 3, the release provided in section 5 and the confidentiality obligations provided in sections 8 and 9, you will receive the following payments contingent upon your: (i) executing this Agreement; (ii) not revoking this Agreement; (iii) complying with the terms and conditions contained in section 1; and (iv) complying with the terms of the restrictive covenants provided in section 3 and the confidentiality obligations provided in sections 8 and 9:

Exhibit 10.1

a.$388,000.00, which is equal to twelve (12) months of your annual base salary, less applicable tax withholdings.

b.$19,140.00, which is equal to twelve (12) months of medical premiums, less applicable tax withholdings. You are responsible for making timely payments if you elect COBRA medical coverage.

c.The Company shall pay for outplacement services, through a provider selected at the sole discretion of the Company, for up to a period of twelve (12) months if you commence assistance within sixty (60) days following your separation from the Company. Please contact Donna Flynn if you would like to receive outplacement assistance.

The payments and benefits reflected above shall be collectively referred to as the “Total Payments.”

Subject to any required delay in payment in accordance with Section 409A of the Internal Revenue Code, the Total Payments shall be paid to you as follows:

Items a) and b) shall be paid as follows:

a)    $272,783.80 shall be paid as soon as administratively feasible after the later of the Effective Date (as defined in section 7), your last day worked or July 1, 2022, as long as you have complied with the restrictive covenants contained in section 3.

b)    $134,356.20 shall be paid twelve (12) months after the later of the Effective Date (as defined in section 7) or your last day worked, as long as you have complied with the restrictive covenants contained in section 3.

In the event you violate your restrictive covenants as set forth in section 3, you will be required to reimburse the Company the amounts reflected above that you received under this Agreement prior to your violation of the restrictive covenants and you shall forfeit the right to receive any additional payments described above that you have not yet received. You acknowledge and agree that any such reimbursement and forfeiture shall in no way impair the validity and enforceability of the restrictive covenants contained in section 3, nor will any such reimbursement and forfeiture render unenforceable the release provided under section 5 or the confidentiality provisions provided under sections 8 and 9.

3. Restrictive Covenants. In consideration of the Company’s Total Payments under this Agreement, you covenant and agree that for a period of twelve (12) months from the later of the Effective Date (as defined in section 7) of this Agreement or your last day worked (the “Restricted Period”), you shall not directly or indirectly, whether as an employee, employer, officer, director, owner, partner, member, investor, shareholder, independent contractor, consultant, agent, representative, volunteer or in any other capacity perform business, professional or technical services or solicit business on behalf of yourself, or any other person, entity or business in competition with any line of business in which Steelcase is or has been engaged as of the date of this Agreement and any line of business in which Steelcase may be

Exhibit 10.1
engaged in the future which is reasonably related to Steelcase's business, operations and strategy. “Line of business” shall be defined to include all product, technology and service lines of business and specifically any and all products, services, and product and services concepts (whether or not commercialized or reduced to practice) that Steelcase has discussed, considered, researched, conceived, developed, marketed or produced before or during the tenure or your employment with the Company.

During the Restricted Period you also agree, in any of the capacities defined above, not to directly or indirectly: (a) divert or attempt to divert any business from the Company or any entity distributing products of the Company (“Company Distributor”), solicit any current or past customer of the Company or any Company Distributor, or attempt to influence any customer of the Company or any Company Distributor to do business with another person or business other than the Company; or (b) hire, solicit, contact or attempt to hire or solicit any employee or representative of the Company for the purpose of inducing that person to end his/her employment or business relationship with the Company, whether to enter into an employment or other business relationship with any other entity or for any other purpose.

If you breach or attempt to breach these restrictive covenants, the Company shall be entitled to an immediate injunction or restraining order, in addition to all other remedies available under law or equity, and without the need to post bond, from a court of competent jurisdiction enforcing the terms of the restrictive covenants, and, if the Company is successful in enforcing the terms of these restrictive covenants, you shall be liable to the Company for all reasonable attorney’s fees, costs and expenses incurred by the Company in enforcing these restrictive covenants.

You agree that these restrictive covenants are narrowly focused and no broader than reasonably necessary to protect the Company’s interests, impose no undue hardship on you or your family and are not otherwise injurious to the public at large.

There are many reasons supporting the Company’s need for restrictive covenants as narrowly tailored herein and the Company’s entitlement to an immediate injunction or restraining order should you breach the restrictive covenants, including without limitation that in your role as Vice President, Global Design and Engineering your responsibilities included without limitation global responsibility for the product design direction of the Company, the design direction of all Steelcase showrooms and WorkLife Centers, and global engineering. Without these restrictive covenants you and any other persons or businesses acting in concert with you would be in an unfair competitive advantage because of your access to the Company’s confidential and proprietary information (as defined in section 8) while employed by the Company.

If any court of competent jurisdiction shall at any time deem the Restricted Period too lengthy or the scope of the restrictive covenants too broad, the Restricted Period shall be deemed to be the longest time period permissible by law, and the scope shall be deemed to comprise the largest scope permissible by law under the circumstances.

4. Other Benefits. Regardless of your acceptance of this Agreement, you are entitled to receive any vested portion of your Profit Sharing, Money Purchase, 401(k), Steelcase Inc. Supplemental Executive Retirement Plan, Steelcase Inc. Restoration Retirement Plan and

Exhibit 10.1
Steelcase Inc. Deferred Compensation Plan accounts, in accordance with the terms and provisions of those plans. Any “competition” clauses contained in any of the above-referenced plans shall remain in full force and effect and govern the rights and responsibilities of the parties regarding post-employment restrictions and benefits under those plans and the parties expressly understand and agree that the restrictive covenants contained in this Agreement are separate from and not in conflict with those contained in any other plans and do not negate, rescind or otherwise supersede those contained in any other plans. You will also receive: (a) your pro-rated FY22 bonus under the Steelcase Inc. Management Incentive Plan, if and when declared by the Compensation Committee of the Board of Directors of the Company, less withholding taxes; and (b) based upon your eligible earnings, you will receive the Company contribution under the Steelcase Inc. Retirement Plan for the plan year ended February 25, 2022, if a Company contribution is declared. Any outstanding loan balances against any such accounts, or other Company loans, are payable at the time of separation from employment and may be arranged by contacting John Hagenbush.

5. Release. In consideration of the Total Payments being provided to you under the terms of this Agreement, you, on behalf of you and your heirs, executors, administrators, successors and assigns, voluntarily, knowingly and willingly release and discharge the Company, and each of their respective predecessors, heirs, executors, administrators, successors and assigns, and any and all employee retirement, pension, non-qualified or welfare benefit plans of the Company, including current and former trustees and administrators of these plans (collectively, the “Company Releasees”) from any and all charges, complaints, claims, promises, agreements, controversies, causes of action, demands, damages and liabilities (“Claims”) of any nature whatsoever, known or unknown, suspected or unsuspected, which against the Company Releasees, jointly or severally, you or your heirs, executors, administrators, successors or assigns ever had or now have by reason of any matter, cause or thing whatsoever arising from your employment relationship with the Company. This Release will be effective even if some day you might learn that some or all of the facts you currently believe to be true are untrue and even though you might later regret having signed this Agreement. This Release is intended as a general release and includes any and all Claims arising out of or relating in any way to your employment relationship with the Company, or the termination thereof, any Claims arising under any contract, tort, statute or regulation, including but not limited to the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and the Employee Retirement Income Security Act of 1974, each as amended, or any other federal, state or local law, regulation, ordinance or common law of the United States of America or any other country, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between any Company Releasee and you. Nothing herein shall release any Company Releasee from any Claim based on any right or claim that arises after the later of your last day worked with the Company or the Effective Date (as defined in section 7) of this Agreement. You shall not be entitled to any recovery, in any action or proceeding that may be commenced on your behalf in any way arising out of or relating to the matters released under this Release. Notwithstanding the foregoing, you understand that nothing contained in this Agreement limits your ability to file a charge or complaint with the EEOC, NLRB, OSHA, SEC or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents

Exhibit 10.1
or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

6. Review and Consultation. You are advised to consult an attorney before executing this Agreement. Upon execution you acknowledge that you have had sufficient opportunity to review the Agreement and to consult with advisors and attorneys of your choice concerning its terms and conditions. Execution of this Agreement further acknowledges your full and complete understanding of the terms and their significance, and that those terms have been accepted freely and voluntarily, thereby binding you and your heirs, successors, personal representatives and assigns.

7. Period for Consideration or Revocation. It is acknowledged that the Company will provide you with a period of twenty-one (21) days from the date this Agreement is first presented to you in which to consider it. For a period of seven (7) days following the execution of this Agreement, you may revoke it by notifying me in writing. If not revoked in this manner, this Agreement will become effective on the eighth (8th) day following its execution (the “Effective Date”).

8. Confidential Information. You acknowledge that in the course of your employment with the Company you have had access to and control of confidential and proprietary information related to the Company’s business, and that you have been and will continue to be under an obligation not to disclose to any third party, nor use for your benefit or the benefit of any third party, any trade secrets, confidential information or proprietary information concerning the financial and business affairs of the Company or any of its divisions, subsidiaries, affiliates, joint ventures or related entities, except as may be required by law. “Confidential and proprietary information” includes, but is not limited to, financial statements, marketing plans, product research and development, sales plans, ideas or other information regarding the Company’s objectives and strategies and any information about the business and practices of the Company that was obtained during your course of employment or as a consultant with the Company. You agree that any documents in your possession including such information shall be immediately returned to the Company. You also acknowledge that such confidential and proprietary information will not be disclosed, published, presented in lectures or other forums or otherwise used by you in any manner. The parties agree that any breach or threatened breach of this provision would cause irreparable harm to the Company, that no adequate remedy exists at law or in damages for such a breach or threatened breach, and that the Company shall be entitled to an immediate injunction or restraining order in addition to any other remedies that may be available by law or equity, and without the need to post bond. Notwithstanding the foregoing, this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

9. Confidentiality of Agreement. It is mutually agreed that the terms of this Agreement are confidential and shall not be disclosed to any third party, except as required by law or in order to enforce the terms of this Agreement. You may, of course, disclose the terms of this Agreement to your spouse and to legal or financial advisors on a confidential basis for the sole purpose of obtaining legal or tax advice concerning the terms of this Agreement.

Exhibit 10.1

10. Restricted Stock Units (“RSUs”). In accordance with the terms of the Steelcase Inc. Incentive Compensation Plan (“ICP”) and your RSU award agreements, your Twenty-six Thousand Four Hundred (26,400) outstanding RSUs will continue to release on the existing schedules. Any questions you have regarding the vesting of your RSUs should be directed to Nancy Kocsis.

11. Performance Stock Units (“PSUs”). In accordance with the terms of the ICP and your PSU award agreements, your target number of Thirty-six Thousand Five Hundred (36,500) outstanding PSUs will continue to be earned based upon the performance criteria, if and when declared by the Compensation Committee of the Board of Directors of the Company, and release on the existing schedules. Any questions you have regarding your PSUs should be directed to Nancy Kocsis.

12. Disposition of Company Property. Any Company-owned property in your possession, including any office equipment or other items, shall be promptly delivered to a designated Company representative.

13. Corporate Credit Cards. You agree to immediately discontinue the use of any credit cards issued to you by or through Steelcase and to return any such credit cards to an authorized Company representative. In addition, you agree to promptly submit any expense reports required to account for outstanding charges and to cooperate in the process of reconciling any such charges with your expense reports. Any personal expenses incurred through use of Company credit cards, or otherwise charged to the Company, shall either be separately reimbursed by you or deducted from the Total Payments or your final paycheck with the Company should you choose not to enter into this Agreement.

14. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Michigan, U.S.A., without reference to its choice of law rules.

15. Jurisdiction. You agree that any dispute arising under this Agreement shall be filed, heard and decided in either Kent County Circuit Court (Michigan) or the United States District Court for the Western District of Michigan. You also agree to subject yourself to the personal jurisdiction and venue of the identified courts regardless of where you may be located at the time of the proceeding.

16. Entire Agreement. This Agreement contains the entire understanding of the parties and there are no additional promises, representations, assurances, terms or provisions between the parties other than those specifically set forth herein. This Agreement may not be amended except in writing signed by you and an officer of Steelcase.

17. Cooperation. By executing this Agreement and accepting the benefits described herein, you agree to cooperate with the Company after your separation of employment with the Company by executing any legal or other documents necessary for the Company to effectuate its rights with respect to intellectual property, officer/director/member resignations, and to otherwise effectuate the purposes of this Agreement.

Exhibit 10.1

If you agree with the foregoing, please execute both of the enclosed original copies of this letter and return one to me.

Very truly yours,
/s/ Sara E. Armbruster

Sara E. Armbruster
Executive Vice President
Steelcase Inc.

READ, UNDERSTOOD AND ACCEPTED

By: /s/ James N. Ludwig
James N. Ludwig
Employee Number: 15692

Date: October 1, 2021